Exhibit 99.1

Made investments totaling 1 billion American dollars in Turkey

TransAtlantic Petroleum accelerated its exploration work in Turkey, and thus increased its daily oil production from 1,250 barrels to 4,500 barrels. The company aims at meeting 20% of Turkey’s oil needs from domestic resources in 2023.

February 07, 2017

By: Özlem Ermis Beyhan

The upside movement in oil prices caused TransAtlantic Petroleum to accelerate its investments in Turkey. While the publicly-traded company in New York and Toronto stock exchanges increased its proven reserves, it aims at meeting 20% of Turkey’s oil needs in 2023. Turkey still meets nearly 1% of its natural gas needs and approximately 6% of its oil needs from domestic resources.

Country CFO of TransAtlantic Petroleum Turkey, Ozan Ülker, said that they have increased their proven reserves particularly as a result of its ongoing exploration work in the Southeastern Region and that they are followıng upcoming investments in the Thrace basin. Ülker detailed their investments in Turkey as follows: “We realized acquisitions totaling 450 million American dollars for seven exploration and production companies that we own today. Following the purchases, we made an investment surpassing 600 million American dollars for licenses obtained by our companies in seven years. As a result of these investments, we increased our daily oil production from 1,250 barrels to 4,500 barrels thanks to our new discoveries. We resumed our investments in the last quarter of 2016 that we suspended due to a sudden decline in oil prices after the second half of the year 2014.  Our short-term objective is to achieve 6,000 barrels of oil production per day.”

Horizontal drilling in the Southeastern Region

Ozan Ülker said that TransAtlantic has been using the horizontal drilling technology, adding that the productivities could be increased up to several folds thanks to this technique especially in countries such as Turkey, which consists of difficult and tight reservoir structures. “We will test the Bedinan formation, deepening to a depth of 3,500 meters, for the first time with horizontal drilling of 1,000 meters in one of our horizontal wells that we are currently drilling in the Southeastern Region,” said Ülker.

Touching on their shale gas exploration activities conducted in Turkey, Ülker said, “We continuously work to further develop our discovery of Dadaş 2 formation that we define as the shale oil. We consider Dadaş as the main oil resource in the Southeastern Region and we primarily target at this formation and adjacent shale structures as part of our exploration work. At this point, the more investors we attract into the sector, the more the number of work will increase, and thus it will be much quicker to achieve success. We are actively working regarding the issue.”

In all international platforms that we attend with our Chairman of Board Malone Mitchell, Vice President Selami Uras and the TransAtlantic management, we tell the investors along with our experiences that Turkey promises a considerable potential in this field and try to convince them to come and make investments,” said Ülker.

Increase in oil prices boosts the appetite for risk

In response to the question of if he predicts that new investments will be made in the sector and if he sees any suitable atmosphere for this purpose, Ozan Ülker gave the following answer:

“Both the Petroleum Law numbered 6491 and its governing regulations and the consistent legal and regulatory framework in Turkey constitute an important component for new investments to be made by international oil companies. I believe that we should exactly maintain the fund flow and investment approval processes, which have been enabling our inherently high-risk sector to attract investments for our country and continuous until now. This will bring Turkey into the forefront in international companies’ process of making decisions on investments. Furthermore, this is vitally important in terms of price expectations and new investments. The oil and natural gas price expectations which have been low for the last two years caused the companies to considerably decrease their budget for exploration activities and focus only on their current activities and proven reserves. As the upside movements in prices will increase the risk appetite which will obviously support the new exploration activities as well.”

CRUDE OIL AND NATURAL GAS PRODUCTION BY YEARS

Years	CRUDE OIL PRODUCTION (M.TONS)	NATURAL GAS (CUBIC METER)
1999	2,939,896	731,098,727
2000	2,749,105	639,222,969
2001	2,551,467	311,562,545
2002	2,441,534	378,402,738
2003	2,375,044	560,633,511
2004	2,275,530	707,008,763
2005	2,281,131	896,424,950
2006	2,175,668	906,587,974
2007	2,134,175	893,055,000
2008	2,160,067	1,014,530,570
2009	2,401,799	729,414,369
2010	2,496,113	725,993,340
2011	2,367,251	793,397,572
2012	2,337,551	664,353,885
2013	2,398,454	561,544,788
2014	2,455,893	502,108,992
2015	2,515,662	398,723,410